Exhibit 99.2

Media Contact
Carol Towne
EVP, Chief Marketing Officer
214-252-4142
ctowne@plainscapital.com

FOR IMMEDIATE RELEASE

PlainsCapital Bank Opens 51 Additional Branches Statewide Today

Former Edinburg-based First National Bank locations now operated by PlainsCapital Bank

DALLAS (September 16, 2013)—PlainsCapital Bank opens 51 additional branches across Texas. The branches are former Edinburg-based First National Bank locations. For former First National Bank customers, banking will be “business as usual” with all the normal banking services available to them.

“We want to welcome customers and employees of Edinburg-based First National Bank to PlainsCapital Bank,” said Alan B. White, chairman of PlainsCapital Bank. “Customers will continue to be able to access their accounts and manage their money at the same branch locations they are accustomed to using.”

PlainsCapital Bank assumed substantially all of the liabilities — including all deposits — and purchased substantially all of the assets of Edinburg-based First National Bank on September 13, 2013.   Based on April 19, 2013 balances of First National Bank, PlainsCapital Bank purchased at book value approximately $2.6 billion of assets and assumed approximately $2.4 billion of liabilities. The former First National Bank branch locations will be rebranded PlainsCapital Bank.

PlainsCapital Bank, a wholly owned subsidiary of Hilltop Holdings Inc., (NYSE: HTH), is a premier Texas banking franchise with deep Texas roots and a 25-year history of strength and stability. PlainsCapital started in Lubbock in 1988, and is now based in Dallas. Prior to completion of this transaction, PlainsCapital Bank was the 6th largest bank headquartered in Texas based on deposits. The Bank’s footprint consisted of 33 locations in West, Central and South Texas markets of Lubbock, Fort Worth, Dallas, Austin and San Antonio. PlainsCapital is a strong community supporter donating $2.3 million in 2012 to non-profit organizations in the Texas markets it serves.

As a result of this transaction, PlainsCapital Bank will now be in all major Texas markets. The Bank gains entrance into the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso, among other markets.

White said the biggest immediate adjustment for customers might be getting used to the PlainsCapital Bank logo with its buffalo symbol. “Our buffalo symbolizes our strength, stability, pride and momentum,” White said. “We’re very proud of our buffalo.”

First National customers will receive a formal letter from PlainsCapital Bank announcing the transition within the next week.

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About PlainsCapital Bank

With its 25-year history of strength and stability, Dallas-based PlainsCapital Bank operates 84 Texas branches and has more than 1,450 employees providing highly personalized relationship banking through a single point of contact. Offering commercial lending, treasury management, small business banking, private banking, and trust and wealth management services, PlainsCapital Bank empowers responsive, local decision making in each of its major markets: Austin, Corpus Christi, Dallas, El Paso, Fort Worth, Houston, Laredo, Lubbock, the Rio Grande Valley and San Antonio. PlainsCapital Bank is part of the PlainsCapital Corporation family of companies. PlainsCapital Corporation is a wholly owned subsidiary of Hilltop Holdings, Inc. (NYSE:HTH). Find more information at PlainsCapital.com.

About Hilltop Holdings Inc.

Hilltop Holdings is a Dallas-based financial holding company that endeavors to make acquisitions or effect business combinations. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop’s other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company.  As of September 13, 2013, Hilltop employed approximately 4,750 people and operated approximately 400 locations in 43 states and the District of Columbia. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.